EXHIBIT 4.10

TETRA Technologies, Inc.

EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT

Pursuant to the terms of the TETRA Technologies, Inc.
Amended and Restated 2011 Long Term Incentive Compensation Plan

1. Grant of Incentive Option. TETRA Technologies, Inc., a Delaware corporation (“Company”), hereby grants to [          ] (“Optionee”) the right, privilege and option as herein set forth (the “Incentive Option”) to purchase up to [          ] shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”), subject to and in accordance with the terms and conditions of this document. This Employee Incentive Stock Option Agreement (the “Agreement”) is dated as of [          ]. The Shares, when issued to Optionee upon exercise of the Incentive Option, shall be fully paid and nonassessable and the Optionee (or the person permitted to exercise the Incentive Option in the event of Optionee’s death) shall be and have all the rights and privileges of a stockholder of record of the Company with respect to the Shares acquired upon exercise of the Incentive Option, effective upon such exercise. The Incentive Option is granted pursuant to and to implement in part the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan (as amended and in effect from time to time, the “Plan”) and is subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Agreement. By execution of this Agreement, Optionee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the Incentive Option and this Agreement, together with all rules and determinations from time to time issued by the Management and Compensation Committee (“Committee”) pursuant to the Plan. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Incentive Option unless otherwise provided. The Incentive Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Terms. Subject to earlier termination as provided herein, the Incentive Option shall expire on the 10th anniversary of the date of grant of the Incentive Option, which anniversary shall be [          ]; provided, however, that if the Optionee, at the date of grant, owned more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent corporation or subsidiary corporation (each as defined in Section 424 of the Code), the Incentive Option shall expire on the 5th anniversary of the date of grant of the Incentive Option, which anniversary shall be [_________]. The period during which the Incentive Option is in effect is referred to as the “Option Period”.

3. Option Exercise Price. The exercise price (the “Exercise Price”) of the Shares subject to the Incentive Option shall be $[        ] per Share which has been determined to be no less than the Fair Market Value Per Share of the Common Stock on the date of grant of the Incentive Option or if the Optionee, at the date if grant, owned more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent corporation or subsidiary corporation (each as defined in Section 424 of the Code), the Exercise Price has been determined to be no less than one hundred ten percent (110%) of the Fair Market Value Per Share of the Common Stock on that date of grant of the Incentive Option.

4. Vesting. Subject to the provisions of this Agreement including, without limitation, the following provisions of this Paragraph 4, the total number of Shares subject to this Incentive Option shall vest and be exercisable only in accordance with the following schedule:

[schedule to be specified]

The vested Shares that may be acquired under the Incentive Option may be purchased, in whole or in part, at any time after they become vested during the Option Period. In addition, the Committee may accelerate vesting and the time at which the Incentive Option may be exercised, (i) upon the occurrence of a Change in Control or termination of Employment of Optionee following a Change in Control in accordance with Paragraph 8 below, or (ii) upon termination of Employment of Optionee under other circumstances in accordance with Paragraph 7 below.

5. Method of Exercise. To exercise the Incentive Option, Optionee shall deliver notice to the Company at its principal executive office, directed to the Plan Administrator, such exercise to be effective at the time of receipt of such notice at the Company’s principal executive office during normal business hours, stating the number of Shares with respect to which the Incentive Option is being exercised together with payment for such Shares plus any required withholding taxes, unless other arrangements for withholding tax liability have been made with the Committee. The exercise notice shall be delivered in person, by certified or regular mail, or by such other method (including electronic transmission) as determined from time to time by the Committee or the Plan Administrator. Any exercise of the Incentive Option must be for a minimum of 100 Shares or, if less, for all remaining Shares subject to the Incentive Option.

6. Payment of Exercise Price and Required Withholding. In order to exercise the Incentive Option, the Optionee or other person or persons entitled to exercise such Incentive Option shall deliver to Company payment in full for (i) the Shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the Exercise Price for the Incentive Option shall either be (i) in cash, or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to Company shares of Common Stock owned by the person exercising the Incentive Option for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the Shares with respect to which the Incentive Option is being exercised and by paying any remaining amount of the Exercise Price (and any required withholding taxes) as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Incentive Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional Shares being tendered, authorize the issuance of a new certificate for the number of Shares being acquired pursuant to the exercise of the Incentive Option less that number of Shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the Shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Incentive Option. If the Committee so requires, such person or persons shall also deliver a written representation that all Shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such Shares.

7. Termination of Employment. Termination of Employment, Retirement, death or Disability of Optionee, shall affect Optionee’s rights under the Incentive Option as follows:

(a) Termination of Employment. If Employment of Optionee is terminated for any reason whatsoever other than death, Disability or Retirement, subject to the provisions of this Section 7, any nonvested portion of the Incentive Option outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and Optionee shall be entitled to exercise his or her rights with respect to the portion of the Incentive Option vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Option with respect to the vested portion of the Incentive Option or (ii) the date that occurs three (3) months after such termination date.

(b) Retirement. Upon the Retirement of Optionee:

(i) any nonvested portion of the Incentive Option shall immediately terminate and no further vesting shall occur; and

(ii) any vested portion of the Incentive Option shall expire on the earlier of (A) the expiration of the Option Period; or (B) the expiration of twelve (12) months after the date of Retirement; provided, however, any exercise more than three (3) months after the Optionee’s Retirement shall result in the Incentive Option becoming a Nonqualified Option.

(c) Disability or Death. Upon termination of Employment as a result of Disability or death of Optionee or if Optionee retires and dies during the period described in Section 7(b)(ii) above (hereinafter the “Applicable Retirement Period”), or if the Optionee’s Employment was terminated as a result of Disability and the Optionee dies during the period that expires on the earlier of the expiration of the Option Period or the first anniversary of the Optionee’s termination of Employment due to Disability (hereinafter the “Applicable Disability Period”),

(i) any nonvested portion of the Incentive Option that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii) any vested portion of the Incentive Option shall expire upon the earlier of (A) the expiration of the Option Period or (B) the later of (1) the first anniversary of such termination of Employment as a result of Disability or death, or (2) the first anniversary of Optionee’s death during the Applicable Retirement Period or the Applicable Disability Period; provided, however, if the Optionee’s death occurs in any Applicable Retirement Period more than three (3) months after the Optionee’s Retirement, the Incentive Option shall automatically become a Nonqualified Option.

(d) Notwithstanding any other provision of the Incentive Option, the Committee, in its sole discretion, may provide that,

(i) upon termination of Employment of Optionee for any reason, all or a part of any unvested portion of the Incentive Option shall become vested, and together with the previously vested portion of the Incentive Option, shall be exercisable for such period and upon such terms and conditions as may be determined by the Committee; or

(ii) in the event that the Optionee ceases to be an Employee, the vested portion of the Incentive Option shall remain exercisable for such period and upon such terms and conditions as may be determined by the Committee;

provided, however, that no such acceleration of vesting or continuation of exercisability shall be effective prior to the date of the Committee’s written determination, no continuation may exceed the expiration of the Option Period, and any continuation that extends exercisability more than three (3) months beyond the date of Optionee’s termination of Employment shall result in the Incentive Option becoming a Nonqualified Option.

8. Change in Control.

(a) Change in Control. Unless otherwise provided in an employment, severance or change in control agreement approved by the Committee to which Optionee is a party that addresses the effect on an Incentive Option of a Change in Control or termination of Optionee’s Employment following a Change in Control, in which case such agreement shall control, in the event of a Change in Control, the Committee may (i) accelerate vesting and the time at which the Incentive Option may be exercised so that the Incentive Option may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which the unexercised Incentive Option and all rights of Optionee thereunder shall terminate, (ii) accelerate vesting and the time at which the Incentive Option may be exercised so that the Incentive Option may be exercised in full for its then remaining term, or (iii) provide that the Incentive Option be assumed by the successor or survivor entity, or be exchanged and substituted for similar options covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to number of shares covered by the Option and the Exercise Price.

Notwithstanding the above, the Committee shall not be required to take any action described in the preceding sentence and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding sentence shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) The Committee may provide for any action described in clauses (i), (ii) or (iii) of Paragraph 8(a), above, to occur immediately upon a Change in Control or upon termination of Employment of Optionee, initiated by the successor or survivor entity under such circumstances as may be specified by the Committee, within a fixed time following the Change in Control.

(c) Right of Cash-Out. If approved by the Board prior to any Change in Control described in clauses (ii), (iii) or (iv) of the definition of Change in Control as provided in the Plan, or prior to or within thirty (30) days after a Change in Control described in clause (i) of the definition of Change in Control as provided in the Plan shall be deemed to have occurred, the Board shall have the right upon such Change in Control or for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Optionee to transfer and deliver to Company the Incentive Option in exchange for an amount equal to the “cash value” (defined below) of the Incentive Option. Such right shall be exercised by written notice to Optionee. The cash value of the Incentive Option shall equal the excess of the “market value” (defined below) per Share over the Exercise Price, if any, multiplied by the number of Shares subject to the Incentive Option. In the event that the Exercise Price of this Incentive Option equals or exceeds the price paid for a Share of Common Stock in connection with the Change in Control, the Committee may cancel this Incentive Option without the payment of consideration. For purposes of this Paragraph 8(c), “market value” per Share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to Optionee by Company pursuant to this Paragraph 8(c) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

9. Reorganization of Company and Subsidiaries. The existence of the Incentive Option shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Adjustment of Shares. In the event that at any time after the date of grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall, in such manner as it may deem equitable and subject to the provisions of the Plan, make adjustments to the aggregate number of Shares subject to the Incentive Option which have not vested under this Agreement and the Exercise Price, subject to any required action by the stockholders of the Company.

11. No Rights in Shares. Optionee shall have no rights as a stockholder in respect of Shares until such Optionee becomes the holder of record of such Shares.

12. Certain Restrictions. The certificate issued for the Shares subject to the restrictions described in this Paragraph 12 may, in the Committee’s discretion, be issued with an appropriate legend describing such restrictions, and the Committee may establish an escrow or other custodial arrangement for holding of the certificate by a person (other than Optionee) selected by the Committee.

By exercising the Incentive Option, Optionee agrees that if at the time of such exercise the sale of Shares issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 (Act), Optionee will acquire the Shares for Optionee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Incentive Option.

13. Shares Reserved. Company shall at all times during the Option Period reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Incentive Option.

14. Nontransferability of Option. The Incentive Option evidenced by this Agreement is not transferable other than by will, and the laws of descent and distribution. The Incentive Option will be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s guardian or legal representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.

15. Amendment and Termination. The Incentive Option may not be terminated by the Board or the Committee at any time without the written consent of Optionee. This Agreement may be amended in writing by the Company and Optionee, provided the Company may amend this Agreement unilaterally (i) if the amendment does not adversely affect the Optionee’s rights hereunder in any material respect, (ii) if the Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act, or (iii) if the Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to the Optionee.

16. No Guarantee of Employment. The Incentive Option shall not confer upon Optionee any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate such Optionee’s employment or other service at any time.

17. Notice of Disqualifying Disposition. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the exercise of the Incentive Option on or before the later of (i) the date that is two years after the date of grant of the Incentive Option, and (ii) the date that is one (1) year after the transfer of the Shares to the Optionee upon exercise of the Incentive Option, the Optionee shall make the information regarding such disposition available to the Company upon the Company’s request.

18. Withholding of Taxes. Any issuance of Common Stock pursuant to the exercise of the Incentive Option shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Company shall have the right to take such action as may be necessary or appropriate to satisfy any such tax withholding obligations.

19. No Guarantee of Tax Consequences. Optionee shall be solely responsible for and liable for any and all tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither Company nor any Affiliate nor the Board or Committee makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for the benefits under the Incentive Option and assumes no liability whatsoever for the tax consequences to any such person. The parties intend this Agreement and the compensation provided hereunder to be exempt from and/or compliant with Section 409A of the Code and will interpret and apply this Agreement in accordance with such intentions.

20. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Optionee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Optionee has access. Optionee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

21. Clawback/Recoupment Policy. Notwithstanding any provisions in this Agreement to the contrary, the Incentive Option, any Shares acquired pursuant to the exercise of the Incentive Option and/or any income realized upon the Optionee’s disposition of such Shares shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

22. Severability. In the event that any provision of the Incentive Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Incentive Option, and the Incentive Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

23. Governing Law. The Incentive Option and this Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY

TETRA Technologies, Inc.

By:

      Stuart M. Brightman

      President & Chief Executive Officer

OPTIONEE

By:

      Employee